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                          (As filed November 26, 2002)

                                                                File No. 70-9645



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 7)
                                       to
                                    FORM U-l
                             APPLICATION/DECLARATION
                                      under
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               Exelon Corporation
                           Commonwealth Edison Company
                            10 South Dearborn Street
                                  37/th/ Floor
                             Chicago, Illinois 60603

                               PECO Energy Company
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                         Exelon Generation Company, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                                InfraSource, Inc.
                              2600 Monroe Boulevard
                         Norristown, Pennsylvania 19404

                              Exelon Services Inc.
                              2315 Enterprise Drive
                           Westchester, Illinois 60154

           (Names of companies filing this statement and addresses of principal executive offices)

            --------------------------------------------------------


                               Exelon Corporation

          (Name of top registered holding company parent of applicants)

                           ---------------------------

                               Randall E. Mehrberg
                  Executive Vice President and General Counsel
                               Exelon Corporation
                     10 South Dearborn Street, 37/th/ Floor
                             Chicago, Illinois 60603

                          ----------------------------

                   (Names and addresses of agents for service)

             ------------------------------------------------------
      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:


           William J. Harmon             Harvey B. Dikter, Senior Vice President
         Michael G. Strohmeier                     and General Counsel
       Jones, Day, Reavis & Pogue                   InfraSource, Inc.
       77 West Wacker, Suite 3500               2600 Monroe Boulevard
        Chicago, Illinois 60601             Norristown, Pennsylvania 19404
              312-782-3939

                                                  Constance Reinhard
                                                  Exelon Corporation
                                         10 South Dearborn Street, 37/th/ Floor
                                                Chicago, Illinois 60603
                                                     312-394-3604

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     Post-Effective Amendment No. 1, filed in this proceeding on April 4, 2001, as amended by Post-Effective Amendments Nos. 3, 4, 5 and 6/1/ is hereby amended in its entirety as follows:

ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.


     Section 1.1 Background. By order dated October 19, 2000 in this proceeding (HCAR No. 27256) (the "Merger Order"), the Commission authorized Exelon Corporation ("Exelon") to acquire all of the issued and outstanding common stock of PECO Energy Company ("PECO"), an electric and gas utility company, followed by the merger of Unicom Corporation ("Unicom"), an exempt holding company whose principal public-utility subsidiary is Commonwealth Edison Company ("ComEd"), with and into Exelon. The Commission also authorized ComEd and PECO to transfer all of their generation assets to Exelon Generation Company, LLC ("Genco"), a new electric utility generating subsidiary of Exelon. ComEd, PECO and Genco are herein referred to collectively as the "Utility Subsidiaries."/2/ The Commission also made findings with respect to Exelon's retention of the existing nonutility subsidiaries and investments of Unicom and PECO. The combination of Unicom and PECO was completed on October 20, 2000, and Exelon filed its notification of registration on Form U5A on the same day.

          Exelon's direct subsidiaries include Exelon Ventures Company, LLC ("Ventures"), which in turn holds all of the common stock of Genco and Exelon Enterprises Company, LLC ("Enterprises")./3/ Enterprises is an intermediate nonutility holding company that holds many of the nonutility subsidiaries of Exelon, including, among others, InfraSource, Inc. ("ISI")/4/ and Exelon Services Inc. (formerly Unicom Mechanical Services Inc.) ("ES"). ISI, directly and through several wholly-owned subsidiaries, provides infrastructure services to utilities, pipelines, telecommunications companies, governmental entities, and other businesses. ES, directly and through its wholly-owned subsidiaries, designs, builds, tests, maintains, repairs, and distributes heating, cooling, ventilation, electrical, building control and security systems and industrial process systems, and provides related financing, primarily to larger industrial and commercial customers.

          In the Merger Order, the Commission granted ISI and ES a temporary exemption under Section 13(b) of the Act from the "at-cost" standards of Rules 90 and 91 in order to permit

---------------------------

/1/ Post-Effective Amendment No. 2, which was filed on October 1, 2001, relates to matters that are not the subject of Post Effective Amendment No. 1. Post-Effective Amendment No. 3, which was filed on December 14, 2001, requested a supplemental order extending the interim exemption granted under the Merger Order from December 31, 2001 until June 30, 2002. Post-Effective Amendment No. 4, which was filed on December 20, 2001, corrected a typographical error in Post-Effective Amendment No. 3. Post-Effective Amendment No. 5, which was filed on May 30, 2002, requested a second supplemental order extending the interim exemption granted under the Merger Order from June 30, 2002 until February 28, 2003. Post-Effective Amendment No. 6, which was filed on June 27, 2002, incorporated certain comments from Commission Staff.
/2/ "Utility Subsidiaries" also include Commonwealth Edison Company of Indiana, PECO Energy Power Company, Susquehanna Power Company and Susquehanna Electric Company.
/3/  Ventures filed a Form U5A Notification of Registration on January 23,
2001.
/4/ Since the date of the Merger and the First Supplemental Order referred to herein, Exelon Infrastructure Services, Inc. has changed its name to "InfraSource, Inc." ISI is not a wholly owned subsidiary of Enterprises, and thus has non-Exelon shareholders.

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ISI and ES to continue to provide services to ComEd, PECO, Genco and any other public utility subsidiary of Exelon at market prices, determined without regard to cost, under existing arrangements entered into under the Illinois Affiliated Interests Agreement ("AIA") approved by the Illinois Commerce Commission ("ICC") and PECO's Mutual Services Agreement ("MSA") approved by the Pennsylvania Public Utility Commission ("PaPUC") and under other individual contracts./5/ The Merger Order specified that, as of January 1, 2002, these transactions would be performed at cost in accordance with Rules 90 and 91.

          Exelon, ComEd, PECO, Genco, ISI and ES ( "Applicants") filed an Application-Declaration on Form U-1 with the Commission in this file on April 4, 2000, as amended through Amendment No. 6 requesting a modification to the Merger Order in order to eliminate this restriction so that ISI and ES may continue to provide services and goods to the Utility Subsidiaries at market prices, determined without regard to cost, subject to certain proposed conditions and limitations that are discussed below. By supplemental orders dated December 20, 2001 (HCAR No. 27480, the "First Supplemental Order") and June 28, 2002 (HCAR No. 27547, the "Second Supplemental Order") in this proceeding, the Commission extended the interim exemption granted under the Merger Order from December 31, 2001 until June 30, 2002, and then from June 30, 2002 until February 28, 2003. In the Second Supplemental Order, the Applicants were required to complete the record herein by November 30, 2002.

          In this Amendment No. 7 to the Application-Declaration on Form U-1 in this file, the Applicants complete the record herein as required by the Second Supplemental Order. Applicants also request that the interim exemption be made permanent, both as to Applicants and their subsidiaries existing as of the date of the Merger Order and as to Applicants' subsidiaries created or acquired after that date, or, in the alternative, if the Commission is unable to act on this Application-Declaration prior to February 28, 2003, that the Commission issue a third supplemental order extending the interim exemption from February 28, 2003 until August 31, 2003. Finally, in the event that the Commission denies Applicants' request that the interim exemption be made permanent, or the interim exemption otherwise expires or terminates, Applicants request that they be permitted to complete any contracts that have been entered into under authority of the interim exemption but that remain only partially performed at the time of the expiration or termination of the interim exemption.

     Section 1.2 Description of ISI and ES and their Current Operations.

          InfraSource, Inc.: ISI, directly and through subsidiaries, provides a wide range of infrastructure services to owners and operators of electric, gas, cable television and telecommunication networks and to companies in other asset intensive industries. These services include the following:

..    Development and implementation of preventive and corrective action maintenance programs, including reliability centered maintenance for utility transmission and distribution systems, predictive maintenance, and diagnostic testing and analysis

---------------------------

/5/ The existing arrangements were summarized in Exhibit B-3.3 to the original Application/Declaration in this proceeding.

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..    Engineering, design and construction of electric, gas and communications transmission and distribution infrastructure

..    Maintenance and construction program management for electric, gas and communications infrastructure owners

..    Turnkey project management for high voltage electric transmission design and construction projects

..    Splicing, installation, repair and other craft services for copper, fiber and cable communications systems

..    System planning, remote operations and control and emergency response services for electric, gas and communications infrastructure owners.

..    Meter installation and reading

ISI and its subsidiaries operate throughout the United States, and have more than 6,000 employees.

          As explained in the original Application/Declaration in this proceeding, ISI's customer base consists primarily of utilities and other companies that own and operate large, asset intensive, distribution networks. Increasingly, these companies are outsourcing to third party providers many of the design, construction, maintenance and operations functions associated with their assets. The growth of ISI and of other similar companies has tracked the trend toward greater outsourcing of these functions. ISI estimates that the overall growth of the industry will be negative in 2002 primarily due to telecom downturn, but it expects the non-telecom portion of the business to grow 15% annually in the near term.

          The infrastructure services industry is highly competitive and is served by numerous small, owner-operated private companies, public companies and several large regional companies. Relatively few barriers prevent entry into this industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of ISI's competitors. Competition in the industry depends on a number of factors, including price. ISI believes that many of its competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than ISI can. In addition, certain competitors of ISI may have greater financial, technical and marketing resources than ISI.

          Additionally, ISI may encounter intense competition from other industry "consolidators" that have a business objective similar to that of ISI. Certain of these entities are well established and have extensive experience in identifying acquisition opportunities and effecting business combinations directly or through affiliates. Competition among consolidators to buy a limited number or an identifiable set of businesses could lead to higher prices being paid for acquired companies.

          ISI also faces competition from the in-house service organizations of its existing or prospective customers. Electric and gas utility and telecommunications and cable television service providers typically employ personnel who perform some of the same types of services that ISI offers.

          ISI does not have a captive customer base and is not dependent on any single customer or contract to assure profitability. No single customer of ISI represented more than 5% of its consolidated revenues in 2002 year to date, or more than 6% in 2001. ISI and its subsidiaries derived about 6.6% of their revenues under contracts with the Utility Subsidiaries in 2002 year to date, and 8.4% in 2001. ISI estimates that, in 2003 and later years, it will derive about 10% of its revenues under contracts with the Utility Subsidiaries. That percentage is not expected to grow.

          ISI enters into contracts principally on the basis of competitive bids, although the final terms, conditions and prices under its contracts are usually subject to further negotiation with the customer after bid selection. Although the terms of ISI's contracts vary considerably, most are either on a lump sum basis in which ISI agrees to perform the work for a fixed amount or on a unit price basis in which ISI agrees to receive a fixed payment for units of work performed. ISI also performs services on a cost-plus and time and materials basis. The non-price terms of contracts entered into by ISI typically include quality assurance provisions, warranties and performance commitments that are backed by performance bonds, liquidated damages, and/or specified penalties for late performance. Where ISI uses subcontractors on specific jobs, it necessarily assumes the risks of poor performance or late performance by its subcontractors. Thus, while the price bid on a particular job will always include a profit margin, ISI is exposed to the risk of loss through contractual penalties, warranty service and other claims.

          Exelon Services. ES and its subsidiaries provide a variety of energy products and services and other related services to industrial and commercial customers. These include:

..    Mechanical contracting services (e.g., the design and construction of heating, ventilating and air conditioning (HVAC) systems)

..    Mechanical maintenance services (e.g., the maintenance of HVAC and other equipment, including preventative maintenance, full-service proactive maintenance, and emergency troubleshooting and repair)

..    Building security and access control (e.g., the design, installation and servicing of systems that control access to doorways via card-swipes, video monitoring, and other technology-based solutions to monitoring/controlling personnel, inventory, etc.)

..    Building automation/environmental control services (e.g., monitoring and maintaining temperature or other environmental parameters)

..    Plumbing contracting services

..    Electrical contracting services

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..    Lighting retrofits

..    Design, installation, and maintenance of on-site generation

..    Energy audits

..    Performance contracting (e.g., developing projects that include many of the above.

          ES and its subsidiaries currently operate in 9 states and employ about 2,000 people. ES is currently providing mechanical contracting and maintenance services and building security and automation/control services to ComEd under various agreements.

          ES' customer base consists primarily of building owners and managers, property managers, institutional and governmental entities and other businesses. Increasingly, these companies are outsourcing to third party providers many of the mechanical, electrical, control and plumbing services required to build and maintain their assets. The growth of ES and of other similar companies has tracked the trend toward greater outsourcing of these functions. ES' management expects that this trend will continue.

          The mechanical and electrical services industry is highly competitive and is served by numerous small, owner-operated private companies, public companies and several large regional companies. Relatively few barriers prevent entry into this industry./6/ As a result, any organization that has adequate financial resources and access to technical expertise may become one of ES' competitors. Competition in the industry depends on a number of factors, including price.

          Additionally, ES may encounter intense competition from other industry "consolidators" that have a business objective similar to that of ES. Certain of these entities are well established and have extensive experience in identifying acquisition opportunities and effecting business combinations directly or through affiliates. Competition among consolidators to buy a limited number or an identifiable set of businesses could lead to higher prices being paid for acquired companies. ES also faces competition from the in-house service organizations of its existing or prospective customers.

          ES does not have a captive customer base and is not dependent on any single customer or contract to assure profitability. No single customer of the company represented 10% or more of its consolidated revenues in 2001. Excluding revenues where ES serves as a subcontractor to ComEd to provide services to government agencies, ES and its subsidiaries derived about 3% of their revenues under contracts with the Utility Subsidiaries in 2002 year to date, and less than 1% in 2001. While ES anticipates that this percentage will grow, ES does not anticipate that it will ever exceed 20%.

--------------------------

/6/ For example, see Contractor Magazine or Plumbing and Mechanical Magazine for a listing of many of the companies that compete with ES in this industry.

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          ES enters into contracts principally on the basis of competitive negotiations and bids,/7/ although the final terms, conditions and prices under its contracts are usually subject to further negotiation with the customer after bid selection. There are several publicly available publications that provide periodical surveys of labor and construction costs, and methods to estimate the costs of a particular project./8/ ES typically relies upon these sources when preparing bids. ES commits that when a competitive bidding process is not used it will charge the Utility Subsidiaries no more than the prices listed in the relevant publication.

          Similarly, there are sources that have prepared model contracts for many of the types of services that ES performs. The American Institute of Architects is one such source./9/ It is not uncommon for customers to require that the model contract developed by this organization be used. ES further commits that it will use this contract, or other publicly available model contracts, or ones with substantially similar terms and conditions, for any contracts entered into with the Utility Subsidiaries.

          The non-price terms of these contracts will typically include quality assurance provisions, warranties and performance commitments that are backed by performance bonds, liquidated damages, and/or specified penalties for late performance. Where ES uses subcontractors on specific jobs, it necessarily assumes the risks of poor performance or late performance by its subcontractors. Thus, while the price bid on a particular job will always include a profit margin, ES is exposed to the risk of loss through contractual penalties, warranty service and other claims.

     Section 1.3 Request for Exemption under Section 13(b). ISI and ES request that the Commission grant an exemption under Section 13(b) from the "at-cost" standards of Rules 90 and 91 as applied to the performance of any current or future agreement under which ISI or ES or their respective current and future subsidiaries undertake to provide goods or services to any Utility Subsidiary subject to the following conditions and safeguards (Safeguards):

     1. The Utility Subsidiary must procure such goods or services from ISI or ES pursuant to formal competitive procurement procedures or other competitive procurement practices that comply with requirements of the Illinois or Pennsylvania Commission, as applicable, that are designed to prevent cross subsidization by utility ratepayers.

     2. The competitive bidding or competitive procurement procedures applicable to any contract on which ISI or ES can compete will be substantially the same as the procedures used by the Utility Subsidiaries in all comparable purchasing activities (i.e., the procedures will be no less rigorous when ISI or ES are competing).

------------------------------

/7/ In a competitive bid situation, the customer develops specifications (called "specs") for a project, and then circulates a Request for Proposals to various competitors who submit bids for what they will charge to complete the project according to spec. In a competitive negotiation situation, a customer identifies a project to be done, and then contacts a number of competitors who compete to design and engineer the project as well as on the basis of price.
/8/ RS Means Company develops one such publication. Its website (www.rsmeans.com) describes the source of the data the company develops, as well as provides examples for estimating costs.
/9/  See its website (www.aia.org).

     3. ISI and ES will comply with the following additional limitations (the "Business Limitations") on the amount of business that they will perform for the Utility Subsidiaries. First, the revenues from the sale of goods and services to the Utility Subsidiaries will not exceed 20% of the revenues of ISI and ES from all customers in any calendar year; and second, payments by any Utility Subsidiary to ISI and ES will not exceed 20% of such Utility Subsidiary's construction and operations and maintenance budgets in any calendar year.

     4. Each Utility Subsidiary will keep records of each contract entered into with ISI or ES, will retain copies of bids received from unsuccessful bidders and retain other information relating to the selection process and will make such material available to the Commission and to the relevant State Commission upon request.

     5. No contract or arrangement will be entered into between ISI or ES and a Utility Subsidiary unless such arrangement is subject to then effective approval of the relevant state commission (either in the particular case or pursuant to an approval of general applicability) or is exempt from approval.

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.

          The incremental fees, commissions and expenses incurred or to be incurred in connection with this Post-Effective Amendment are estimated at not more than $30,000.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.

     Section 3.1 Generally. ISI's and ES' request to provide services to the Utility Subsidiaries at market prices is subject to Section 13(b) of the Act and Rules 87, 90 and 91 thereunder. Section 13(b) provides that:

          "[I]t shall be unlawful for any subsidiary company of any registered holding company or for any mutual service company, by use of the mails or any means or instrumentality of interstate commerce, or otherwise, to enter into or take any step in the performance of any service, sales, or construction contract by which such company undertakes to perform services or construction work for, or sell goods to, any associate company thereof except in accordance with such terms and prohibitions as the Commission by rules and regulations or order shall prescribe as necessary or appropriate in the public interest or for the protection of investors or consumers and to insure that such contracts are performed economically and efficiently for the benefit of such associate companies at cost, fairly, and equitably allocated among such companies. This provision shall not apply to such transactions as the Commission by rules and regulations or order may conditionally

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          or unconditionally exempt as being necessary or appropriate in the public interest or for the protection of investors or consumers, if such transactions (1) are with any associate company which does not derive, directly or indirectly, any material part of its income from sources within the United States and which is not a public-utility company operating within the United States, or (2) involve special or unusual circumstances or are not in the ordinary course of business."

          Congress enacted Section 13 to eliminate one of the principal abuses associated with the use of the holding company structure, namely, the milking of affiliated public-utility companies by subjecting them to excessive charges for services, equipment and materials./10/ As noted in the legislative history:

          "[Section 13] is designed to free public-utility companies of the tribute heretofore exacted from them in the performance of services, sales, and construction contracts by their holding companies and by servicing, construction, and other companies controlled by their holding companies. Such contracts when made freely and openly by the parties dealing at arms' length are subject to the checks incident to our competitive system, but when dictated by the holding companies sitting on both sides of the transaction are one of the most abused devices of the public-utility holding company system."/11/

          Rule 87 provides, subject to certain limitations, that a subsidiary company (including an authorized service company subsidiary) of a registered holding company may render services or construction and sell goods to associate companies, without prior Commission approval, provided that such transactions are performed in compliance with Rule 90 and other applicable rules. Rule 88(b) requires Commission approval for the organization of any subsidiary to act as a service company. Under Rule 88(b), in order to approve the creation of a service company subsidiary, the Commission must affirmatively find that it "is so organized and conducted or to be conducted, as to meet the requirements of section 13(b) of the Act with respect to reasonable assurance of efficient and economical performance of services or construction or sale of goods for the benefit of associate companies, at cost fairly and equitably allocated among them .... "

          Rule 90(a) provides that, except as permitted by the Commission by rule or order, a subsidiary company of a registered holding company may not sell goods or service or construction to any associate company at more than cost as determined pursuant to Rule 91. Rule 91 states that "a transaction shall be deemed to be performed at not more than cost if the price (taking into account all charges) does not exceed a fair and equitable allocation of expenses (including the price paid for goods) plus reasonable compensation for necessary capital .... "

          Although Section 13(b) generally requires that intrasystem service, sales and construction contracts for the provision of services, construction work and goods be performed "at cost," as determined in accordance with Rules 90 and 91, the Commission has discretion to exempt specified transactions from the "at cost" requirement in situations involving "special or

----------------------------------
/10/   See Section 1(b)(2) of the Act.
/11/   H. Rep. No. 1318, 74/th/ Cong., 1/st/ Sess. (1935), p 19; S. Rep. No.
       621, 74/th/ Cong., 1/st/ Sess., (1935), p.36.

unusual circumstances" where the public interest or interest of consumers or investors would not be harmed. The Commission has exercised its discretion to exempt specified transactions or categories of transactions from the "at cost" standard through rules of general applicability as well as by order approving exemptions on a case by case basis.

          For example, Rule 81 exempts "the sale of water, telephone service, transportation, or other similar commodity or service, the sale of which is normally subject to public regulation, or to the furnishing of services, construction, or goods, to a customer, incidentally to such a sale," provided that the selling company offers "comparable" services, construction or goods to other (i.e., non-associate) customers. The philosophy of this rule is directly on point regarding the relief sought by Applicants in this case. Rule 81 recognizes that if utility buyers of services are paying no more than the "going rate" available to all similarly situated buyers then the public interest is not harmed. This rule recognizes that the chief evil of the pre-Act holding company service providers was providing service at vastly inflated prices subject to no checks. Where there was an external mechanism to ensure that a fair, market price would be charged, however the Commission early recognized that strict adherence to "cost" would not be required as shown by the adoption of Rule 81. In the instant case, Applicants contend that the services provided by ISI and ES to the utility will likewise be constrained by market forces.

          Another example of deviation from the "at cost" general rule is Rule 90(d) which, read together with Rule 92(b), exempts from the "at cost" pricing standard sales of "goods produced by the seller," so long as the price charged does not exceed the price "at which the purchaser might reasonably be expected to obtain comparable" goods elsewhere, or to furnish them itself, giving due regard to quality, quantity, regularity of supply, and other factors entering into the calculation of a fair price.

          These two exemptions were intended to permit nonutility subsidiaries of registered holding companies to engage in specified types of business transactions with associate companies on market-based pricing terms under circumstances in which comparability of price and quality of service can be assured./12/ The Commission clearly recognized that, under such circumstances, public utility subsidiaries will not be subjected to excessive charges for services or goods in transactions with associate companies resulting from "an absence of arm's-length bargaining or from restraint of free and independent competition." (See Section 1(b)(2) of the Act).

          The Commission has also routinely granted exemptions by order from the "at cost" requirement as applied to sales of administrative, operating and technical services by one nonutility subsidiary of a registered holding company to other nonutility subsidiaries in the same system, if the purchaser falls into any one of five different categories and the transactions will not indirectly affect the costs of any affiliated public utility./13/

----------------------------------
/12/   See Cinergy Corp., et al., Holding Co. Act Release No. 26474 (Feb. 20,
1996) (authorizing various transactions related to nonutility district heating and cooling subsidiary operations, subject to obligation to file reports containing information sufficient to demonstrate that sales of chilled or hot water to associate utility company were on terms that are comparable to those offered to non-associate purchasers of similar thermal products.
/13/   See e.g., Merger Order, p. 14.

                                        9

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          On a few occasions, the Commission has also granted exemptions from the "at cost" requirements of Section 13(b) under factual circumstances that are similar to those presented in this case, that is, where the associate company purchasing the goods or services was a public-utility subsidiary. The leading case is New England Electric System, Holding Co. Act Release No. 22309 (Dec. 9,
1981) ("NEES"), in which the Commission authorized a time charter rental of a collier from a joint venture (between a New England Electric System ("NEES") subsidiary and an unaffiliated third party) to New England Power Company ("NEPCO"), a generating and transmission company in the NEES system, at 90% of a market rate as determined by comparison to other similar rates charged for like vessels. NEES participated in the joint venture in part to make a profit and in part to meet its business needs. NEES also intended to subcharter the collier to non-affiliates when it was not needed by the NEES system. The market rate was included in a 24-year contract in which the price would be adjusted periodically and the parties believed that the pricing structure would still produce an "attractive" profit for the affiliated joint venture. Although this rate might have been expected to be passed through by NEPCO to NEES' utility subsidiaries (and presumably then collected from customers), the Commission granted the exemption in part because it believed that the Federal Energy Regulatory Commission ("FERC") would have final authority over the rates NEPCO would charge to the NEES system utilities.

          In granting the exemption, the Commission also considered the element of business risk that the venture was undertaking in order to serve NEPCO. Specifically, the Commission noted that the expectations of the parties were based on current assessments of the economics for coal transportation and the advantages of the new collier, and that unforeseen changes in demand for coal and technological innovations in coal transportation could result in losses for the venture./14/ Under these circumstances, the Commission concluded that the market-based pricing formula, which was designed to produce a profit to the venture and provide a discount for NEPCO, would be appropriate.

          Section 3.2 The Requested Exemption is in the Public Interest and Will Not Frustrate the Purposes of Section 13(b). The terms and conditions under which ISI and ES propose to provide infrastructure and mechanical contracting services to the Utility Subsidiaries will ensure that the Utility Subsidiaries obtain the benefits of competition and that ISI and ES will provide these services to affiliates and non-affiliates alike on comparable terms.

----------------------------------

/14/   See also Yankee Atomic Electric Company, et al., Holding Co. Act Release
No. 14025 (June 12, 1959), the Commission found "special circumstances" that warranted an exemption from the at cost standard of Section 13(b) in connection with performance under certain research agreements pursuant to which a jointly owned utility subsidiary would provide accumulated information, records and experience to its sponsoring utilities in consideration for payments determined without regard to cost; and Blackhawk Coal Co., Holding Co. Act Release No. 23834 (Sep. 20, 1985), in which the Commission granted an exemption under
Section 13(b) in connection with sales of coal by a coal mining subsidiary to its parent utility company. The proposed sales were pursuant to a settlement agreement that had been approved by FERC under which the price of coal would be capped at market prices. FERC had determined that the actual cost the subsidiary was charging the utility to be excessive and entered into the settlement agreement with the utility, among other things, to establish the price cap and refund monies to ratepayers. The Commission granted the exemption from Section 13(b), thereby apparently permitting the transactions to be priced below the coal mining subsidiary's "cost" (although the order does not clearly state that the market pricing will, in fact, be below "cost"), because of the "immediate and significant" reduction in rates and the substantial benefit to customers and investors of the utility.

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

          Most of the services ISI and ES provide to their customers, including all of the services they currently provide to the Utility Subsidiaries, are under contracts that ISI and ES obtain pursuant to competitive bids or other competitive procurement procedures. Moreover, as described in Item 1, the infrastructure and mechanical services industries are very competitive. There are many competing suppliers in these industries, including many service providers that are larger and more established than ISI and ES. Thus, while ISI and ES submit bids on most of the infrastructure and mechanical services jobs that the Utility Subsidiaries choose to outsource, ISI and ES are not always the successful bidders. Quite to the contrary, the payments by ComEd and PECO to ISI and ES account for a relatively small percentage (estimated at less than 3% in 2001) of their total construction and operations and maintenance expenditures.

          In addition, transactions between ISI and ES, on the one hand, and ComEd and PECO, on the other, are regulated by the ICC and the PaPUC, respectively. Prior to the merger, both Commissions had allowed such transactions to occur at market prices./15/ Since the merger, both state Commissions have deferred to the Commission with respect to the pricing of affiliated transactions. In Illinois, under the ICC-approved Affiliated Interest Agreement, the ICC's hierarchy of preference for charging of services between ComEd and its affiliates is (1) prevailing price, or if none exists, (2) cost. The ICC has set aside its preferred prevailing price standard in favor of an at cost standard where required by the Commission, but has provided that the prevailing price standard would apply where permitted by the Commission. Similarly, the PaPUC has accepted an at cost standard, but has provided an exception for cases otherwise directed or permitted by an appropriate regulatory authority, such as the Commission. Neither state Commission objects to the utility under its jurisdiction being charged "market" prices so long as, in the case of Illinois, that price is a "prevailing" price and, in the case of Pennsylvania, that price is reasonable and is approved by another regulatory authority, such as the Commission. In each state, the pricing structure for those affiliated transactions currently being priced at market has been in place continuously from before the merger until now. Each state commission has had opportunities, in connection with the merger approval and otherwise, to require this pricing mechanism to be changed and neither has taken any steps to require a "cost" standard.

          The principal purpose of the Commission's activities under the Act with respect to intra-system service providing is to enhance effective state regulation, not to supplant it. In 1935, state commissions were often unable to take any action to protect utility customers from excessive charges from affiliated service providers. That is clearly not the case in 2002 in Illinois and Pennsylvania./16/

          In addition, pursuant to restructuring legislation in both Illinois and Pennsylvania, both ComEd and PECO have strong incentives to reduce their costs, and little, if any, ability to pass on unreasonably incurred costs to captive ratepayers. The Illinois legislature enacted a retail access program for Illinois in 1997. All of ComEd's non-residential customers are currently eligible for direct access, although there are currently no competitive suppliers remove underline offering services to residential customers. Not only does ComEd face the prospect of a reduction

----------------------------------
/15/   These contracts were filed as exhibits to the original Merger application. See Exhibit K-1, Exhibits 14-15 and 17-20.
/16/   See 220 ILCS 5/7-101 and 102 (IL); 66 Pa. C.S. Sec. 2101 et seq. (PA).

in its revenues due to customers switching suppliers, ComEd was also required to reduce its bundled rates to residential customers by 15% in August 1998, and another 5% in October 2001. All of ComEd's other bundled retail rates are capped through 2006.

          Pennsylvania enacted restructuring legislation in 1996. All of PECO's customers have been eligible for direct access since 1999. Pursuant to the legislation, PECO was required by the Pennsylvania Commission to reduce its bundled rates by 8% in 1999, and by a further 6% in 2000. PECO's bundled rates are capped through 2010, and its transmission and distribution rates are capped through June 30, 2005. Both caps are subject to certain exceptions. Thus, ratepayers are fully protected by existing state regulation and legislation.

          Moreover, the proposed Business Limitations will assure that ISI' and ES' profitability will not become dependent upon the volume of business it does with the Utility Subsidiaries and, likewise, that the Utility Subsidiaries will not become unduly dependent for critical services on ISI and ES. Hence, this is not a case in which the success of a new nonutility business venture will depend solely, or even primarily, upon revenues derived from "captive" associate utility companies. In this respect, the proposed Business Limitations (in conjunction with the other Safeguards applicable ) will effectively prevent any opportunity for cross-subsidization of ISI and ES at the expense of the Utility Subsidiaries.

          The Commission should also recognize here, as it did in NEES, the element of business risk that ISI and ES undertake in providing infrastructure and mechanical contracting services to its customers, including the Utility Subsidiaries. As indicated, like most other infrastructure and mechanical services companies, ISI and ES typically must provide warranties and performance guarantees, which often must be backed by performance bonds, liquidated damages and the like. In fact, bids on infrastructure and mechanical services are often won or lost on the basis of such "non-price" terms.

          Under the typical "at cost" based service arrangements between associate companies in a registered holding company system, the service provider (for example, a subsidiary service company) generally does not provide warranties or back its performance with liquidated damages, performance bonds or the like, or agree to accept any significant business risks associated with either the quality or timeliness of its performance of services or the products it sells./17/ In contrast, vendors of construction or maintenance services in the competitive marketplace usually accept these risks. The element of risk taken by the seller of goods or services is one that the Commission specifically considered in granting an exemption under Section 13(b) in NEES.

          While the Applicants understand that "cost" for PUHCA purposes may include accruals for non-price items to the extent permitted by GAAP, this possibility does not alleviate their concerns about being restricted to cost in transactions involving infrastructure and mechanical services. This is because GAAP might not permit accruals for all such non-price items. In this case, any penalties, late charges, etc., which are not covered in the cost calculation, would expose ISI and ES to losses.

/17/   In many of the Commission-approved service agreements that we have reviewed, the service company's only obligation for poor performance is to reperform the work, at cost.

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

          If, after February 28, 2003, ISI and ES are limited to charging "cost" for the infrastructure and mechanical contracting services they provide to the Utility Subsidiaries, the likely result is that they will simply decline to bid for at least some of the work that the Utility Subsidiaries may choose to outsource. That would have the unintended consequence of reducing competition for infrastructure and mechanical contracting services, which could, in some cases, lead to higher prices for the Utility Subsidiaries.

          Also, it must be recognized that Exelon has made a series of acquisitions of both infrastructure and mechanical contracting services companies in order to establish itself as a major service provider in these businesses with a national scope of operations. ISI and ES both compete with other similar companies that are not subject to the restraints of the Act. Under these circumstances, a rigid insistence upon the use of "at cost" pricing by ISI and ES would be fundamentally unfair to Exelon's investors and would not produce any offsetting benefit to the Utility Subsidiaries or their customers.

          The Commission should also recognize that there is a fundamental distinction between companies like ISI and ES, which engage in a competitive business on a national scale and derive only a small part of their revenues from transactions with associate companies, and a service company subsidiary, which is organized specifically to provide services to associate companies at cost fairly and equitably allocated. In effect, a service company has a "captive" customer base from which it derives all or almost all of its revenues, and it is typically obligated to provide enumerated categories of services to its associate companies upon request. Moreover, as indicated, it is not enough that a service company limit its charges to its associate companies to cost fairly and equitably allocated. The Commission must also affirmatively find that a service company is so organized and conducted as to be able to render services efficiently and economically. The Commission reviews service company performance on an ongoing basis to assure that these statutory requirements are met.

          In contrast, ISI and ES have no obligation to provide any services to the Utility Subsidiaries, and the Utility Subsidiaries have no obligation to purchase any services from ISI or ES. Moreover, the Commission does not, nor would it have any reason to, monitor the organization and cost structure of a company like ISI or ES to ensure that it is an efficient and economic provider of goods and services to its associate companies. Instead, the capabilities of ISI and ES and their associated cost structures are largely determined by the competitive marketplace in which they participate.

     Section 3.3  Rule 54 Analysis. The proposed transaction is also subject to
Section 32 of the Act and Rule 54 thereunder. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or "foreign utility company" ("FUCO"), as defined in Section 33, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

          Exelon's "aggregate investment," as defined in Rule 53(a)(1)(i), in all EWGs and FUCOs at September 30, 2002 was $2.106 billion. By order dated December 8, 2000 (HCAR No.

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

27296), the Commission has authorized Exelon to use the proceeds of financings to make investments in EWGs and FUCOs so long as its "aggregate investment" in such entities does not exceed $4 billion. Exelon's investments in EWGs and FUCOs are within this limit.

          In addition, Exelon has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of its domestic public-utility subsidiaries' personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing.

ITEM 4.   REGULATORY APPROVALS.

          No state commission and no federal commission, other than this Commission, has jurisdiction over the proposed exemption.

ITEM 5.   PROCEDURE.

          Exelon requests that the Commission issue a notice to the public with respect to the exemption proposed herein as soon as practicable and that an order be issued as soon as the Commission's rules allow. It is further requested that: (i) there not be a recommended decision by an administrative law judge or other responsible officer of the Commission, (ii) the Division of Investment Management be permitted to assist in the preparation of the Commission's decision, unless said Division opposes the matters proposed herein and (iii) there be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.

          (a)  Exhibits:

               L-2 - Form of Federal Register Notice (to be filed by amendment).

          (b)  Financial Statements:

               (Not applicable)

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.

          The proposed exemption is not a major Federal action significantly affecting the quality of the human environment. No Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transactions, which are the subject hereof.

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

                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.



                                     Exelon Corporation

                                     By:    /s/ Randall Mehrberg
                                            -----------------------------
                                     Name:  Randall Mehrberg
                                     Title: Executive Vice President and General
                                            Counsel


                                     InfraSource, Inc.

                                     By:    /s/ Harvey B. Dikter
                                            -----------------------------
                                     Name:  Harvey B. Dikter
                                     Title: Senior Vice President and General
                                            Counsel


                                     Exelon Services, Inc.

                                     By:    /s/ Mark Kilgore
                                            -----------------------------
                                     Name:  Mark Kilgore
                                     Title: President


                                     Commonwealth Edison Company
                                     PECO Energy Company
                                     Exelon Energy Generation Company, LLC

                                     By Exelon Corporation

                                     By:    /s/ Randall Mehrberg
                                            -----------------------------
                                     Name:  Randall Mehrberg
                                     Title: Executive Vice President and General
                                            Counsel

Date: November 26, 2002

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